October 16, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Bioenergy Inc. – Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated October 16, 2006 of the following:

• Our report to the Stockholders and Board of Directors of Bioenergy Inc. dated October 4, 2006 on the financial statements of the Company as at June 30, 2006 and the statements of operations, changes in stockholders’ equity and cash flows for the period from May 8, 2006 (date of inception) to June 30, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants
Vancouver, B.C. CANADA